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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 1
                                                                Exhibit 99.2








                                  MAIL-WELL

                           MODERATOR: PAUL REILLY
                              JANUARY 24, 2002
                                 12:00 PM CT



Operator:         Good day, and thank you for holding for the Mail-Well
         Fourth Quarter 2001 Earnings Release Conference Call.

         I would like to inform all parties that their lines will be in listen-only mode until the question and answer segment of today's conference call. Also, today's conference call is being recorded.

         At this time, I would like to turn the conference over to Mr. Paul Reilly, Chairman of the Board, President and Chief Executive Officer. Please go ahead, sir.

Paul Reilly:      Thank you. Good morning ladies and gentlemen, and
         welcome to our fourth quarter conference call. Here with me today is Michel Salbaing our Chief Financial Officer.

         To characterize the 2001 fiscal year as challenging would be an understatement, but at the same time rewarding progress has been made in several areas and augurs extremely well for the future of Mail-Well. The main focus of course, has been to put into place, our new strategic plan.

         The buy-in of the organization that is evident wherever the implementation teams are working, has been evidenced by quicker benefits being achieved than originally planned.


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 2


         The unspeakable events of 9/11 compounded an already very difficult economic environment that was effecting all of our businesses. It is therefore a credit to the efforts of all Mail-Well employees, that today I can report the following:

         We achieved the profit level that we said new Mail-Well would produce for the whole year, when we rolled out our strategic plan, June 13 of last year. The free cash flow that we generated and used to pay down debt is well in excess of the $100 million that we had committed to.

         Our plan of dispositions is still on track to achieve proceeds in the $300 million range and we can affirm the 2002 financial targets, also first issued in June of last year of $145 million of EBITDA for all of 2002, and for a whole year EPS of $0.63 cents per share.

         Before we go into more details of these achievements, I will now pass it over to Michel who will talk about our financial results. Michel?

Michel Salbaing:    Thanks, Paul. Once again in opening, I need to make the
         following Safe Harbor comment. During the course of our discussion today we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our various filings with the SEC.

         We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's Safe Harbor with respect to such statements. You can also find the results that are going to be discussed on our web site at mailwell.com

         The consolidated results which are presented in summary form as attachments to the press release, reflect a continuing operations of Mail-Well, that is the envelope and commercial print segments, as well as those of the assets held for sale which are part of the envelope and



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 3


         commercial printing. In the package, supplemental schedules one and two, are the bridge between the actual results reported and the new Mail-Well for the quarter and the year-to-date.

         In the fourth quarter, which typically for us is a softer quarter than the third quarter, we continued to feel the effects of the continuing slowdown in the economy, which everybody now recognizes in fact as a recession. Notwithstanding this, the results of the fourth quarter were better than those achieved in Q3, the start of a steady quarter over quarter sequential improvement in performance.

         Sales in the fourth quarter of 2001, compared to Q4 of 2000 declined 17%. Sales in the fourth quarter this year were $390 million compared to $470 million last year. For the full year, sales have dropped 9% or $170 million from the corresponding numbers last year.

         Significant pricing pressures on the business available has brought the overall operating margins down to 4.7% of sales this quarter, compared to 6.4% in the same period last year. Given the economic environment, this was to be expected. However, there was a sequential improvement quarter over quarter in profitability, as the corresponding margin last quarter was 4.2% again compared to 4.7% this quarter.

         This demonstrates the effectiveness of the various operational and strategic initiatives we have put in place. During the quarter we have incurred restructuring and other special charges to cover the continuing rationalization of plants in our envelope segment and the consolidation of three commercial printing operations.

         The impact was $18.8 million before tax. After taking these items into consideration, together with a positive adjustment to the expected realizable value of assets held for sale, $5.9 million, the result of operations are a loss in the quarter of $600 thousand or 1 cent per share. Before



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 4

         the restructuring charge the income actually was $4.2 million or 9 cents per share from continuing operations, up very significantly from the 4 cents per share achieved in Q3.

         As I explained at the beginning, these results include the assets that are held for sale. Excluding these, new Mail-Well had income of $3 million or 6 cents per share, bringing the EPS for the new Mail-Well for the full year to 19 cents per share, 1 cent better than what we had forecast in our strategic plan, back last June 2001.

         During the quarter we also adjusted our expected realization on the disposition of the discontinued operations that are presently on the market. This adjustment of $45 million is based on our latest projection of the outcome of the process, which when completed is expected to generate in the range of $300 million. This brought a net loss for the overall company to $45.7 million for the quarter and $2.86 per share for the year.

         The EBITDA for continuing operations during the quarter was $32 million, compared to $45 million last year for the same period. The new Mail-Well, that is again, if we take out the assets held for sale, had EBITDA of $28 million in the quarter for a full year-to-date total of $118 million.

         This is ahead of where we said we would be at this time back last June. This represents an EBITDA margin of 7.6% in Q4, an 80 basis point improvement over the 6.8% margin achieved in Q3. Again, this is tangible evidence of quarter over quarter sequential improvement.

         Let's go through the results on a segment-by-segment basis now. Our commercial printing business continues to be the most affected by the prevailing economic conditions. The decline in demand for commercial print is widespread, and has been particularly evident in our plants where most of their business was the printing of advertising material. Sales in the fourth quarter declined $53 million, 22% compared to fourth quarter of last year. On a full year basis, same store sales were off 16%.


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 5


         In response to the significant decline in volume, we have reduced our headcount by some 713 employees, or 14% of our total work force in the printing segment, and maximized utilization of available capacity. These actions enabled us to maintain contribution at the existing level on the existing volume and to reduce controllable fixed overhead by $2.9 million.

         Despite these actions however, operating income declined to 1.4% of the sales in the fourth quarter compared to almost 5-1/2% in Q4 2000. On a year-to-date basis operating income dropped to 2.3% of sales from the 6.1% achieved in 2000.

         Since many of these actions were taken in the second half of the year, we are estimating additional benefits of $9.2 million in 2002. Additionally, we have completed the consolidation of our three printing facilities in the Philadelphia area, which will benefit 2002 by some $3.3 million. These measures do not include benefits of our strategic plan implementation, which we should begin to see in the first quarter of 2002.

         Our commercial printing operation began 2002 therefore, much more efficient and with significantly reduced cost structures.

         Fourth quarter sales in our envelope segment were down $27 million or 12% from last year. Same-store sales for the full year were down $43 million or 5% from 2000. Envelope has also been impacted by the decline in advertising, but obviously much less so than print.

         Lower sales to direct-mail customers accounts for about 30% of the sales decline. The recession has also had a negative impact on our specialty and resale market segments. Our transactional business however has remained relatively strong all year, considering the economy. Envelope segment has done an exceptional job reducing costs in light of the recession.



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 6


         Excluding the impact of acquisitions completed last year, manufacturing costs are down $10 million, and administrative expenses are down $2.2 million. These savings significantly mitigated the impact of lower sales and lower margins.

         Envelope's operating income for the quarter was down, however $3 million from the previous period and for the full year down $5.4 million after excluding acquisitions. Return on sales for the year was 10.4% down slightly from the 10.8% achieved in 2000, but still the best in the industry.

         Envelope's consolidation program generated savings of $1.2 million in the fourth quarter. Return on sales in the fourth quarter was 11.9% compared to 9.2% in the third quarter. Again, very obvious proof of the effectiveness of our operational changes. Our envelope segment enters 2002 lean and efficient.

         I will now turn to an area where we have all through the year exceeded our forecast, and that's our debt reduction program. During he quarter we have continued to generate strong free cash flow. We have greatly exceeded our stated goals to achieve $100 million in free cash flow for the whole year by generating $142 million for the year. During the year we have spent $46 million of capital expenditures out of an originally stated goal of $70 million.

         Given the reorganization plans that are part of the strategic action, we had lowered our expenditures to the $50 million range for the full year, and we did a little better than that. The $142 million represents $2.99 per share of free cash flow for the year. This result has been achieved both through operations with ($1.22 per share) generated and working capital management ($1.77 per share).



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 7


         The free cash flow was applied to debt reduction. Our total debt stands today at $853 million at the end of Q4, which is $30 million lower than at the end of Q3 2001, and $142 million lower than a year ago.

         To conclude, I would summarize the fourth quarter results by saying that we have performed, as we said we would. What is under our control, we have delivered on. The profitability as measured by EBITDA or EBIT to sales has improved quarter over quarter, and we have continued to perform extremely well on our debt reduction program.

         We have maintained all along that even in a downturn, we have the ability to generate strong cash flows and pay down debt. The $142 million in free cash flow achieved in 2001, 51% better than the $94 million we realized for all of 2000.

         Although we're not happy with the profitability as it is today, the results of this quarter demonstrates in their improvement over the last quarter that we are doing all the right things to position the company to be extremely successful, when the economic environment turns, as it will inevitably.

         One final note on our banking relationship. The results achieved both on EBITDA level and the free cash flow level have resulted in us remaining well within all of our covenants, in our banking agreements. We have stated in our strategic plan that one of its objectives was to increase our financial flexibility, through the disposition of assets.

         As we are progressing along this path, we have started to explore with our bankers how we can term-out some of the debt remaining after the process, and provide for the pay-down of convertible bonds coming due at the end of the year, other than through the use of the revolver that we presently have in place. This will be our focus over the next couple of quarters.


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 8


         That concludes my remarks, and Paul will now take you through the strategic update and talk to the outlook for the year 2002.

Paul Reilly:   Thank you, Michel. Let me start with the strategic plan
         implementation. Obviously, this is our most important developmental priority. As I said I would, when we rolled out our plan in June, I will continue to report regularly on our progress.

         To start, here is what I can report on the progress we have made in our segment disposition process. You will understand that given where we are today, I am not going to comment on proposed valuations and/or offers as continued confidentiality is of the utmost importance. We do not want to jeopardize the success of any sale, by commenting unduly. As we have stated in the press release the sales process is proceeding satisfactorily. Our expectations have become more precise as offers and negotiations are proceeding.

         Michel has previously referred to an extra charge of $45 million we took this quarter, to better reflect where we are. Let me give you a little more flavor on this. On one property we are negotiating a definitive purchase and sale agreement. On two others we have signed letters of intent, and on the other two we are awaiting final offers.

         Using our best estimate of final prices, taking into account cash flows that will be generated until the expected sales dates, and adjusting for income taxes we arrived at the new realizability values and booked the extra charge.

         Let me now comment on the strategic actions being taken in each of the envelope and commercial print segments. I'd like to refer you to the last two pages of the press release, which details these results by segment. You may want to follow along with those.


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                      Page 9


         First let me start with the envelope segment. As you know, what we are doing here represents transformation of this segment through four strategic initiatives 1) consolidating and restructuring our plants; 2) regionalizing general and sales administration;
         3) developing an integration system to install pricing discipline, and thereby protect the profitability we now experience within this business; and 4) instituting a best practice transfer program with dedicated implementation teams to bring under performers up to the best practice level in areas that we have identified for high impact.

         We announced that full year improvement in EBITDA from these initiatives by the end of the year 2003, would be substantial. $20 million for the restructuring and regionalization initiative and $8 million for the pricing and best practices.

         We are on track to achieve higher total savings and in a shorter time frame. We've completed the closure of three of the nine plants we have scheduled to close. We expect that three more will be closed in 02/01/2002.

         Our customer retention program continues to be very effective, as we have not lost any of our customers. As first evidenced during the Omaha plant closing, that's the first closing we did, EBITDA improvements are tracking on a level ahead of our target and our one-time cost to implement this restructuring are continuing to be less than originally anticipated.

         We are replicating the same model that we experienced in Omaha, in planning all of the closures. We had announced when launching our strategic plan that the total charge would be $99 million of which $47 million would be cash costs.

         We are taking charges in 2001 totaling a little more than $42 million, of which $31 million has been cash. We expect to take further charges in 2002 of some $36 million of which $21 million


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 10


         will be cash. This brings our total cost to some $80 million, which is some 20% less than originally planned, and with approximately the same amount of cash costs.

         On the pricing initiative, pilot implementation is underway in the Central region, which includes our St. Louis, Cleveland and Chicago operations.

         Finally, on the best practice front, waste reduction programs will be in place in all plants by the end of March, and tighter controls of parts repairs and maintenance expenses will be getting back to installing preventive maintenance software, and some other processes.

         We expect that we will achieve 30% of the expected benefits of $8 million in 2002 from these two areas alone, and there are many other areas we're working on as well.

         Now let me turn to commercial print. As I explained previously, this segment is pursuing the following initiatives: first, aligning itself to target customers and industries within selective local markets; two, developing an integrated system to install pricing discipline and increase profitability, the same systems we're putting in on the envelope side; three, institute a formal best practice transfer program with dedicated implementation teams, just like we're doing on the envelope side, to bring under-performers up to the best practice levels in identified high impact areas.

         We're also installing operating metrics to track and benchmark against, and new customer service processes. These initiatives are targeted to achieve an incremental $10 million EBITDA run rate by the end of 2003, that's what we said when we announced the program.

         Right now I can say we will exceed these targets, and achieve these benefits sooner. We have completed the implementation at two pilot locations, those are in Houston and Seattle, and we



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 11


         now have teams working in ten additional plants. This program is on-track to meet our planned completion date in all of these plants, by Q3 of 2002.

         Results of the pilots show them in Q4 of 2001, they have been meeting aggressive sales budgets, exceeding value-added to sales ratios and account hit targets all within what we'd all agree was a very difficult economic environment. This is the road to meeting our strategic plan commitments.

         Last, I will talk about the outlook. As we have done in 2001, we intend to achieve the results that we forecasted for 2002 in our strategic plan. These are specifically $145 million dollars EBITDA and 63 cents per share.

         As you may recall, in the original plan the improvements in the profitability came in three areas, and that's the improvement from 2001 to 2002. They were, the core savings produced by the rationalization in the envelope segment and the implementation of the various best practices in both the print group and the envelope side, and improving economic environment starting in the second half of 2002. And last we had included the benefits of what we call our base plan acquisition program, within the commercial print segment.

         Today we enter 2002 under significantly different conditions that prevailed in the May-June period when we set the targets, that we are now committed to achieve. If there was any doubt then, we now know that the U.S economy is in a recession. The print advertising sectors is actually what people in our industry describe is in the worse condition in the past 50 years.

         So the starting point for improvement is at a lower EBITDA level than we had expected back in June. And it's important to note, and we stated this earlier that there are no indications yet of a turnaround. This means that to achieve our goals in the commercial print, our savings programs



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 12


         will need to produce better results, faster. Our results to date lead us to believe that this will happen.

         On the envelope side we know that consolidations are going better than planned. We are also seeing preliminary signs that the business levels within envelope are firming up. That's good news, and it's a good sign that we had not seen in a pretty long period.

         Based on the above considerations, we expect to meet the target set in our plans last June. The improvements, however, will not come immediately and in the first quarter we expect to achieve between 6 and 8 cents per share, compared to the 6 cents that we achieved in 2001. So, in 2002 we expect 6 to 8 cents in the first quarter versus 6 cents in 2001.

         In conclusion, as I said at the beginning, I want to make it very clear that the management of the company is meeting the commitment it has made publicly. Again, for the full 2002 we recommit to the following: 1) to achieve EBITDA of $145 million in our envelope and commercial print segments and that what we refer to as the new Mail-Well.

         The strategic initiative and measures we have instituted this past year in 2001, will help us achieve this target, even though we had a worse than expected economic environment; 2) to generate free cash flow of $50 million. This is an improvement over the targets that we had originally presented; and 3) we recommit to achieve the 63 cents per share in the new Mail-Well.

         Now we turn the call over to Victoria, to take your questions.
         Thank you.

Operator:      Thank you. At this time, if you would like to ask a question, please press star 1 on your touch-tone phone.



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 13


         All questions will be taken in the order that they are received and you will be announced by name when we're ready for your question. And we'll pause for just a moment.

         And our first question comes from Bill Hoffmann with UBS Warburg.

Bill Hoffmann: Yeah, a couple of questions. The first one is, I wonder if you can give us a little bit of guidance on what kind of visibility do you have in the envelope business in the beginning of the year here, as to whether you're getting larger more bulk orders, or any kind of color you can give us on that. And I have a follow-up.

Paul Reilly:    As I said in my prepared remarks, Bill, we are seeing some signs on the envelope side. Relative to where it's been, looking at it sequentially the big changes appear to be in the direct-mail side of the business. So we are starting to see the signs that a more typical first quarter, usually a strong direct-mail season seems to be starting.

         And, we did not see that happen in the fourth quarter. Usually, the fourth quarter and the first quarter are good strong direct-mail seasons. We did not see that last year, but we are seeing the signs of an improving direct-mail market in the first quarter of 2002.

Bill Hoffmann: Can you give us any sense on, you know, quantifications, is it up 1 or 2%, or anything like that?

Paul Reilly:    The ((inaudible)) talking in the range of 2 to 3%.

Bill Hoffmann:      Now the second thing is more for Michel. You put out an
         8-K, I guess it was back in November, and which outlined the envelope and commercial printing businesses, and at that point indicated EBITDA in those segments.


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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 14


         I wonder if you could give us, at least depreciation amortization in that part of it, and then the second question is just looking at the financials with the $132 million reported EBITDA versus the $118 million of the new Mail-Well, I just want to check and make sure that the discontinued operations EBITDA looks like it's $184 million, is that correct?

Michel Salbaing:     As far as the depreciation numbers I don't have them
         available right off, easily, so I'll have to get back to you. The $184 million that you're talking about is for the overall corporation, and we use that number in the schedule, which talks to the cash flow.

         So, on a GAAP basis the results for the envelope, print together with assets held for sale is $133 million EBITDA if you add labels and printed office products, then you get up to $184 million and the $118 million is for only what is left, after we have disposed of all of the things that we're selling.

Bill Hoffmann:    Right, okay, but associated with the cash it's $184 million.

Michel Salbaing:    Associated with the total cash flow is, yes $184 million,
         because that's still - although they're for sale, they're still generating cash that we use to pay down our total debt.

Bill Hoffmann:    Yes, Okay.  That's it for now. Thanks

Operator:         Thank you.  We'll now hear from Salman Akyol.

Salman Akyol:      Thank you. Can we get under the Mail-Well - you have net
         sales of $370 million. Can you split that out between print and commercial?

Michel Salbaing:    About $374 is the total, so we have $190 million in
         envelope and approximately $180 million in commercial print.



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 15


Salman Akyol:    For the whole year?

Michel Salbaing:     That's for the quarter.

Salman Akyol:      Okay, and then can you also do the same thing on the
         operating income number?

Michel Salbaing:     Yeah. Operating income number would be $21.8 million for
         envelope and $2.2 million for commercial print and then you got to take off of that $6.3 million for general services, and corporate...

Salman Akyol:    Right, and then

Paul Reilly:   The new Mail-Well numbers, that's excluding assets held for sale.

Salman Akyol:      Right, okay and then, but then that $28.3 million of
         EBITDA comes strictly from the $190 million and the $180 million, or the $370 million...

Michel Salbaing:  Correct.

Salman Akyol:      Okay, great. Then can you say what's in other assets
         under long-term assets for you balance sheet?

Michel Salbaing:    Yes, I have that somewhere. Other assets would be -
         there's some pension assets in there for about $10 million and the rest is some long-term deferred tax assets.

Salman Akyol: And then, I know you don't want to talk about it, in terms of pricing and anything in terms of printed office products and labels and your other non-core assets, but can you say which one



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         of these is in negotiations of definitive agreements, and which one is expecting to be receiving final bids?

Michel Salbaing:    All the people around the table here that are supposed to
         keep me in line say, no. I'd rather not. That would not help our negotiations.

Salman Akyol:      Okay. And then, is there any more color you can give on
         that $45.1 million in terms of writing down the assets and how you expect to get to the $300 in terms of asset sales. I mean you're looking at some of these things, obviously for a premium over book, or does that also include your non-assets for your...

Michel Salbaing:    No, the $45.1 million is strictly the discontinued
         operations, so that's the label and printed office products segment of our operations

Salman Akyol:    Right.

Michel Salbaing:    In the assets held for sale, actually there was a
         reduction in the expected loss, because the numbers are better than we had originally thought back six months ago, so the $45 million, it's simply our - the bids that we have in hand, or that are coming, and the areas of negotiation that we have, and it's our best guess as to where we will end up, minus investment bankers fees, commissions, taxes, and various guarantees that are normal parts of final contract negotiations. All of that tax effected at normal rates.

Salman Akyol:      Okay, so you said that you're still expecting in total to
         generate $300 million and prior to - I guess we've been talking about getting this done in and around the first quarter, does that still seem reasonable?


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Michel Salbaing:    For parts of it, it would seem reasonable. I would fully
         expect to have something happen in the second quarter also, but, you know.

Salman Akyol:    Okay.

Paul Reilly:    We have sat down with our banks we had assumed that we
         would be getting all of these done by the end of the second quarter, and we still feel comfortable with that time table.

Salman Akyol:    All right, thank you.

Michel Salbaing:  Thank you Salman.

Operator:         Thank you.  Jeff Kobylarz, you may ask your question.

Jeff Kobylarz:    Hi guys.

Michel Salbaing:  Hi Jeff

Jeff Kobylarz:    A question about the envelope business. Michel I think
         you said that the same store sales were down 5% in the fourth quarter ...

Michel Salbaing:  5% for the whole year.

Jeff Kobylarz:    For the whole year, okay. ((inaudible)) sales were down
         in the fourth quarter?

Michel Salbaing:    They were down, I don't have the exact number, but they
         were probably down in the area of 10, 12%, or maybe a little more.


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Jeff Kobylarz:      All right, and then for the first quarter you're
         expecting up 2 - 3%? Is that the ((inaudible)) sales number?

Michel Salbaing:    Yeah, basically.

Jeff Kobylarz:      Okay, so was there some pent-up demand that was, I guess
         restrained in the fourth quarter that will be coming through now in the first quarter?

Michel Salbaing:     Well, it's not so much pent-up demand, as a large part of
         our business is in direct-mail. Obviously, after the events of last September, the direct-mail environment was not propitious for sale, and so that was significantly lower than we would normally expect in a fourth quarter, which is typically a very strong direct-mail basis.

         People are just today turning on those direct-mail campaigns again, so things will come back to normal, or more normal, if you will, in operations. That's really what's happening.

Jeff Kobylarz:    Right.

Michel Salbaing:  In the direct-mail business you don't mail into a crisis.

Jeff Kobylarz:    Makes sense. And can you comment about the competitive
         environment, what your competitors are doing, or any other competitors, consolidating plans, can you say what their posture is about pricing, in both the envelope and commercial print?

Michel Salbaing:    In commercial print, everybody is suffering from just a
         disastrous environment for advertising, for print advertising. I'm talking here of general commercial printers that are in the same business as we are.


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         And so you're finding the businesses that we are very
         local-focused, and therefore there is a wide array of competitors in any given market from larger players like we are, to very small family-owned independent printers. Those people are suffering terribly right now. I mean, not that we're having a great time, but they are therefore desperately looking for work, and therefore effecting pricing downwards. Over time that will change.

         We think that pricing will firm up as many of these weaker financially-speaking players are going away, and there are many that are going away. Publicly-known people like Printed Arts America, etc. are having to, already are in Chapter 11, or so that's where the pricing comes from.

         In envelope it's somewhat different. Pricing pressures are there also, but it is a much more consolidated business, so our competitors are large companies and you have strong competition because the volume is, of course a little bit lower. I wouldn't call it organized, you can't say that, but it's a little more of an orderly market, and you're not getting irrational pricing, so the pricing pressures are more predictable, if you will, than you have in the printing market.

Jeff Kobylarz:      Okay, great, and last question, you said to achieve your
         EBITDA in '02, that part of the formula is some acquisitions, in the commercial print business. Can you say when those will start, and how large those might be?

Michel Salbaing:    Let me clarify that. When we originally put out the $145
         million, I had I think precisely $3-1/2 million of acquired EBITDA. The point that we made earlier is that we are now looking to achieve $145 million without any acquisitions, so we're making up that shortfall through better, larger strategic plans, and sooner strategic plans.

         Relative to when an acquisition program would start, we would like to see some more successes, or we had them in several plants, when we start to see that we have the formula down pat, we can



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                                                                     Page 20

         roll out these implementation programs to more companies. Then we'll feel more conformable that we can do acquisitions, after we then say well we would do the same exact thing.

         We would then implement these strategic programs in the acquired companies. And we've always said that we thought that the approximate time table for that was the second half of this year, and I wouldn't change very much from that at this point.

Jeff Kobylarz:    Okay, thanks very much.

Operator:         Thank you.  Chris Harris, you may ask your question.

Chris Harris:     Good afternoon.

Michel Salbaing:  Hi Chris, how are you doing?

Chris Harris: Good. Actually, most of my questions have been addressed, in your call, and in the question and answer session, as well. Can you just update us though, on where you stand with the banks. Specifically, I guess what's available now and any development over the last quarter, with your commercial banks?

Michel Salbaing:    The availability under the revolver today is $132 million
         approximately. We're well within all of the covenants. At this point what we're talking about with our banks has to do more with the longer-term view of our relationship with them, and the refinancing of all of the arrangement that are present today.

         One of the things of course that we need to talk about with them is, the draw-down or the pay-down of the converts that are due in November. Today that pay-down is provided for under the existing revolver, or the revolver the way it will be after the disposition program.


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         We don't like the idea of doing that, that would bring an unsecured debt into a senior secured position, and so we're looking at alternatives. We don't have anything to announce for some time, but let me tell you that we're having very positive discussions along those lines, and looking at a variety of alternatives.

Chris Harris: Great, thank you. Your answer to the convert question was my next question.

Michel Salbaing:  Well, there we are.  Well, we rehearsed didn't we?

Chris Harris:     Thanks

Operator:         Craig Hoaglund you may ask your question.

Craig Hoaglund:     Yes. I just wanted clarification. The $50 million free
         cash for 2002 does that include, is that just new Mail-Well, or does that include the other operations up to when you expect to sell.

Michel Salbaing:  Strictly new Mail-Well.

Craig Hoaglund:     That's just new Mail-Well. And what's the CAPEX number
         that goes into that?

Michel Salbaing:  I think $40 to $45 million.

Craig Hoaglund:   $40 to $45 million.  Okay, great job guys, thanks.

Michel Salbaing:  Thank you, Craig.

Operator:         Paul Ross you may ask your question.



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                                                                     Page 22


Paul Ross:     Thank you. Part of my question was this one about refinancing the convertible, the other one related to an item which I haven't heard discussed.

         Has there been any discussion, now that the company is being resized to a smaller and more focused situation, to reduce the number of shares outstanding? Given the availability under the revolver, or the flexibility within the covenants that exist in this agreement and that might exist in another agreement?

Paul Reilly:   At this point the answer to that is no. It is something
         that we have considered in the past, given where we are today it would be something not to look at today, but it would certainly we would be open to, maybe six months to a year from now. But at this moment, we think it would be inappropriate.

Paul Ross:     Thank you very much.

Operator:      Thank you. We'll now hear from Grant. Oh I'm sorry Grant has removed himself. We'll now go to Michael Botbol.

Michael Botbol:     Hello. I have two or three questions. The first one, it
         would be nice if we can have a breakdown of the $855 million debt that you have now? My second question will be in regards to the assets out for sales, I think, I understand you can't tell us too much about it, but you say that you have like five companies that need to be sold, and like two of them are in a good process. Can you just tell us which ones are which? If you can. And I have another question.

Michel Salbaing:    Okay. On the bank debt, on the total debt of
         approximately $850 or $860 million, there is $300 million of notes due 2008, there's $139 million of convertible notes due November


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                                                     Moderator:  Paul Reilly
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                                                                     Page 23


         2002, under the term A and term B there's approximately $390 million, and the rest is odds and ends of lines in Canada or the UK or elsewhere.

Michael Botbol:   So, $390 million for term A and term B.

Michel Salbaing:  Yes.

Michael Botbol:    Okay, and if I understand correctly in your bank agreements you really have to move this $390 to $50 million so you can use the revolver to pay down the convert, as of today, is that correct?

Michel Salbaing:  As of June 30.

Michael Botbol:    June 30, so you need to move the $390 to $50 million so you can use your revolver to pay down the convert? Can you decrease this by drawing on the revolver, for example?

Michel Salbaing:  Yes.

Michael Botbol:     Okay, that's interesting. I have another question. On the
         short-term debt, in your report, you have around $300 million short-term debt and the convert is $139 million of it, and revolver you said is like $18 million. What's the rest?

Michel Salbaing:    The rest is the $309 million that we have in there is
         made up of $9 million on one side, which has to do with some specific elements, but the $300 million is the exact same number as the net value that you have on the asset side for the assets held for sale, and the discontinued operations.



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         And the reason those two numbers are equal is because the proceeds of the sales of disposition will be used to draw down, or to pay down the bank agreement. With $300 million we meet the $50 million that you refer to earlier, we're therefore allowed to draw down to pay the $139 million. So at the end of the day, the net effect of the $300 million will be used to pay down the converts, and the rest will be to reduce the bank agreement, and under GAAP, that means those amounts have become short-term debts.

Michael Botbol:     Okay, that's very helpful I understand better. Can you
         go back to those five companies that you need to sell?

Michel Salbaing:    No, we said before that we won't discuss it in detail,
         and we have to stick to that.

Michael Botbol:     Okay, and so the $45 million that you have reduced
         ((inaudible)) you were planning to sell those assets for $345 and now it's only $300.

Michel Salbaing:     You can come to that conclusion sort of, but it's more
         complicated than that because of tax coverage and that type of thing.

Paul Reilly:   In cash flow and tax bases, that's not the right assumption to make.

Michael Botbol:     Okay. Last question about the company revenue. You give us very good outlook for the EBITDA which is $145 million for year
         2002, can you give us something similar for the revenue for 2003?

Michel Salbaing:    It's about a billion, between $1 billion and $600
         million to $1 billion $650, it's in that range.

Michael Botbol:     Okay, as of like in January, you're in line with your
         expectations for the month of January?



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 25


Michel Salbaing:    I'll refer you back to Paul's comments, that the first
         quarter should yield a result of earnings per share of between 6 and 8 cents a share.

Michael Botbol:   Okay, thank you very much.

Operator:     Thank you.  Bill Hoffman, you may ask your question.

Bill Hoffmann:      Yeah, I just had a quick follow-up on the working
         capital. It looks like you had a pretty significant reduction in receivables. I was just wondering if that's the number we ought to be tracking off of going forward.

Michel Salbaing:    We have it at a point where we can still make some
         progress, but it's probably, if you take it in relation to sales, then you should track it to that, and we should be able to stay around that area.

Bill Hoffman:     Thank you.

Paul Reilly:   The seasonality would be that it does tend to go up towards the end of the first quarter and towards the end of the third quarter, but that's based on the sales levels of those two quarters.

Bill Hoffman:     Thank you.

Operator:     Thank you.  Our next question comes from Alexi ((inaudible)).

Alexi:   Thank you, all my questions have been answered.

Michel Salbaing:  Thank you, Alexi.



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 26


Operator:     Thank you.  Boris Vuchic, you can now ask your question.

Boris Vuchic: Most of my questions have been answered, there's just one question in terms of CAPEXs on an ongoing basis. Do you see any major projects out past the following year, which you said was about $40 to $45 million?

Michel Salbaing:    No. We stay on average about 2-1/2 to 3% of sales on
         CAPEXs. There's a continuous - we don't have any great projects right now, one because on our envelope side, because of the restructuring of the envelope, there's a lot of available new equipment in some of the plants that we're closing, and so we will not need in the foreseeable future, to make significant investment in large equipment.

         And on the print side, it is difficult for us today to plan any long term investments on new presses, given the state of the market today and the economy today. We will need to have - to see the print advertising market demand come back up, before then we decide where do we need to invest.

Boris Vuchic:     Thank you.

Operator:      Thank you. That concludes the question and answer session for today's call. Mr. Reilly, I'll turn the call back over to you for any additional or closing remarks.

Paul Reilly:   Thank you, Victoria. Again, we appreciate your interest
         today.

         We'd like to say that we are meeting the commitments that we've made. We are not happy with where we are, and I think the good news here is that this company is very well prepared, and



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                                                                   MAIL-WELL
                                                     Moderator:  Paul Reilly
                                                         01-24-02/12:00pm CT
                                                       Confirmation # 452434
                                                                     Page 27


         when this economy comes back, and it will, but we are very well prepared to actually exceed where we were before the recession, and that's our objective.

         So with that, thank you very much and we look forward to seeing you in about three months. Have a great day.

Operator:      And that concludes today's teleconference. Thank you for
         attending.


                                     END